Exhibit 99.1

Contact:	Cathy Engel Menendez	FOR IMMEDIATE RELEASE
PECO
2301 Market Street, S14-1
Philadelphia, PA 19103
215-841-4492 or 215-841-5555
catherine.engel@peco-energy.com

PECO Files Default Service Plan with PA PUC

Filing outlines how PECO will purchase electricity for non-shopping customers and continues to promote Electric Choice in PA

PHILADELPHIA (January 17, 2012) – On Jan. 13, 2012 PECO filed its Default Service Plan for approval with the Pennsylvania Public Utility Commission (PUC). The plan outlines how PECO will purchase electricity for customers not purchasing the electricity they use from a competitive electric generation supplier from June 1, 2013 through May 31, 2015. The plan also includes additional robust programs to continue to support and advance the competitive energy market in Pennsylvania.

“Currently more than 400,000 PECO customers are purchasing the electricity they use from a competitive supplier,” said Denis O’Brien, president and CEO of PECO. “This represents about 56 percent of the electricity we deliver. Electric Choice has been a success in our area, and our customers are saving money. And with this plan, we will do even more to help more customers benefit from a competitive electric market.”

As a Default Service Provider, PECO purchases electricity for non-shopping customers and passes those costs along to customers with no markup. To continue to ensure competitive purchases and reasonable prices for residential customers the company proposes to:

•	Purchase a combination of one-year and two-year supply contracts

•	Reduce the amount of time between when the energy is purchased and when it is provided to customers

•	Complete an annual, rather than quarterly, reconciliation of costs and billing for actual versus forecasted energy use

The company also proposes several new programs to continue its support of retail competition. Specifically, PECO will:

•	Work with competitive suppliers to offer customers the choice of a one-year price option that is at least 5 percent less than PECO’s projected Price to Compare

•	Establish a referral program to promote the lowest one-year, fixed-price available each month from a competitive supplier

•	Provide additional information on competitive suppliers to new and PECO Wind customers.

Public hearings are scheduled in spring of 2012 with PUC ruling expected in mid-October 2012. To view the filing or for more information, visit www.peco.com/KNOW and click on Rate Information.

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Based in Philadelphia, PECO is an electric and natural gas utility subsidiary of Exelon Corporation (NYSE: EXC). PECO serves 1.6 million electric and 490,000 natural gas customers in southeastern Pennsylvania and employs about 2,400 people in the region. PECO delivered 87.9 billion cubic feet of natural gas and 39.5 billion kilowatt-hours-hours of electricity in 2010. Founded in 1881, PECO is one of the Greater Philadelphia Region’s most active corporate citizens, providing leadership, volunteer and financial support to numerous arts and culture, education, environmental, economic development and community programs and organizations.

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